                                                                      Exhibit 12

                               SECURITY AGREEMENT

                  SECURITY AGREEMENT (the "AGREEMENT"), dated as of August 16, 1999 made by QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation having an office at One Malcolm Avenue, Teterboro, New Jersey 07608 ("BORROWER"), and EACH OF THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (collectively, the "GUARANTORS"), as pledgors, assignors and debtors (Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the "PLEDGORS", and each, a "PLEDGOR"), in favor of BANK OF AMERICA, N.A., having an office at 101 North Tryon Street, Charlotte, North Carolina 28255, in its capacity as administrative agent, as pledgee, assignee and secured party (in such capacity and together with any successors in such capacity, the "ADMINISTRATIVE AGENT") for the lending institutions (the "LENDERS") from time to time party to the Credit Agreement (as hereinafter defined).

                                R E C I T A L S :

                  A. Pursuant to that certain credit agreement, dated as of August , 1999 (as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time, the "CREDIT Agreement"; capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Credit Agreement), among Borrower, the Guarantors, certain lenders, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and syndication agent, NationsBanc Montgomery Securities LLC, as joint lead arranger, Administrative Agent, The Bank of New York, as documentation agent, and Wachovia Bank of Georgia, as documentation agent, the Lenders have agreed (i) to make to or for the account of Borrower, Capital Markets Facility Loans up to an aggregate principal amount of $300.0 million, Term A Facility Loans up to an aggregate principal amount of $400.0 million, Term B Facility Loans up to an aggregate principal amount of $325.0 million, Term C Facility Loans up to an aggregate principal amount of $300.0 million and Revolving Loans up to an aggregate principal amount of up to $250.0 million (including up to $35.0 million of Swing Loans) and (ii) subject to certain terms and conditions, to issue certain Letters of Credit for the account of Borrower.

                  B. It is contemplated that Borrower may enter into one or more Swap Contracts (the "SECURED SWAP CONTRACTS") fixing the interest rates with respect to Loans under the Credit Agreement (all obligations of Borrower now existing or hereafter arising under such Swap Contracts entered into with any Creditor satisfying the requirements of clause (d) of the definition of the term "Creditor", collectively, the "SWAP OBLIGATIONS").

                  C. Each Guarantor has guaranteed the obligations of Borrower under the Credit Agreement and the other Credit Documents, and each Guarantor desires that its Guarantee be secured hereunder.

                  D. Each Pledgor is or will be the legal and/or beneficial owner of the Pledged Collateral (as hereinafter defined) to be pledged by it hereunder.

                  E. It is a condition to the obligations of the Lenders to make certain of the Loans under the Credit Agreement and a condition to any Lender issuing certain Letters of Credit under the Credit Agree-

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ment or entering into certain Swap Contracts that each Pledgor execute and deliver the applicable Credit Documents, including this Agreement.

                  F. This Agreement is given by each Pledgor in favor of Administrative Agent for its benefit and the benefit of the other Creditors (each a "SECURED PARTY" and collectively, the "SECURED PARTIES") to secure the payment and performance of all of the Secured Obligations (as defined in Section
2).

                               A G R E E M E N T:

                  NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and Administrative Agent hereby agree as follows:

                  Section 1. PLEDGE. As collateral security for the payment and performance when due of all the Secured Obligations, each Pledgor hereby pledges, assigns and grants to Administrative Agent for its benefit and the benefit of the other Secured Parties, a continuing security interest in and to and pledge of all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the "PLEDGED COLLATERAL"):

                  (a) all "accounts", as such term is defined in the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction (the "UCC"), and in any event including, without limitation, all of such Pledgor's rights to any and all (i) accounts, accounts receivable, margin accounts, futures positions, book debts, instruments, documents, contracts, contract rights, choses in action, notes, drafts, acceptances, chattel paper and other forms of obligations and receivables now or hereafter owned or held by or payable to such Pledgor relating in any way to or arising from the sale or lease of goods or the rendering of services by such Pledgor or any other party, including the right to payment of any interest or finance charge with respect thereto, together with all merchandise represented by any of the accounts, (ii) such merchandise that may be reclaimed or repossessed or returned to such Pledgor, (iii) such Pledgor's rights as an unpaid vendor, including stoppage in transit, reclamation, replevin and sequestration, (iv) assets pledged, assigned, hypothecated or granted to, and all letters of credit, guarantee claims, Liens, and security interests held by, such Pledgor to secure payment of any accounts and which are delivered for or on behalf of any account debtor, (v) accessions to all of the foregoing described properties and interests in properties, (vi) powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection with the foregoing, (vii) evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties and certificates from filing or other registration offices, (viii) guarantees, endorsements and indemnifications on, or of, any of the foregoing, (ix) customer lists and invoices and (x) general intangibles arising out of such Pledgor's rights in any goods, the sale of which give rise to any of the foregoing (collectively, the "RECEIVABLES");

                  (b) all "inventory", as such term is defined in the UCC, of such Pledgor wherever located and of every class, kind and description and, in any event including, without limitation, (i) all goods, merchandise, raw materials, work-in-process, returned goods, finished goods, samples and consigned goods (to the extent of the consignee's interest therein), materials and supplies of any kind or nature which are or might be used in connection with the manufacture, printing, publication, packing, shipping, advertising, selling or finishing of any such goods and all other products, goods, materials and

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                                      -3-


         supplies, (ii) all inventory as is temporarily out of such Pledgor's custody or possession, items in transit and any returns and repossessions upon any Receivables and (iii) all substitutions therefor or replacements thereof, and all additions and accessions thereto (collectively, the "INVENTORY");

                  (c) any and all sale, service, performance and equipment or property lease contracts, agreements, licenses and grants (whether written or oral, or third party or intercompany), and any other document (whether written or oral) between such Pledgor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof, including, without limitation, the Acquisition Agreement (collectively, the "CONTRACTS", and each, a "CONTRACT"); PROVIDED, HOWEVER, that Contracts shall not include any contract, agreement, grant, or other document to the extent that such Pledgor is expressly prohibited from granting a Lien thereon or applicable Law provides for the involuntary forfeiture thereof in the event that a Lien is granted thereon without the consent of the appropriate Person or Governmental Authority (as hereinafter defined); PROVIDED, FURTHER, that in the event of the termination or elimination of any prohibition or requirement for any consent contained in any law, rule, regulation, contract, agreement, grant or other document, or upon the granting of any consent, the contract, agreement, grant or other document so excluded from the definition of Contracts by virtue of the immediately preceding PROVISO shall (without any act or delivery by any Person) constitute a Contract hereunder;

                  (d) all "equipment", as such term is defined in the UCC, and, in any event including, without limitation, all machinery, apparatus, equipment, office machinery, electronic data-processing equipment, computers and computer hardware and software (whether owned or licensed, to the extent that a security interest therein may be granted by such Pledgor), furniture, conveyors, tools, materials, storage and handling equipment, automotive equipment, motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership, and all other equipment of every kind and nature owned by such Pledgor or in which such Pledgor may have any interest (to the extent of such interest) and all modifications, renewals, improvements, alterations, repairs, substitutions, attachments, additions, accessions and other property now or hereafter affixed thereto or used in connection therewith, all replacements and all parts therefor and together with all substitutes for any of the foregoing (collectively, the "EQUIPMENT");

                  (e) all "general intangibles", as such term is defined in the UCC, and, in any event including, without limitation, (i) all of such Pledgor's rights, title and interest in, to and under all Contracts;
         (ii) all manuals, blueprints, know-how, warranties and records in connection with the Equipment; (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other Person and the benefits of any and all collateral or other security given by any other Person in connection therewith; (iv) all lists, books, records, ledgers, print-outs, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral including, without limitation, all customer lists, identification of suppliers, data, plans, blueprints, specification designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like pertaining to operations by such Pledgor or the Pledged Collateral, field repair data, sales data and other information relating to sales of products now or hereafter manufactured, distributed or franchised by such Pledgor, accounting information pertaining to such Pledgor's operations or any of the Pledged Collateral and all media in which or on which any of the information or knowledge or data or records relating to such operations or any of the Pledged Collateral may be recorded or stored and all computer programs used for the compila-

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                                      -4-


         tion or printout of such information, knowledge, records or data, (v) all licenses, consents, permits, variances, certifications and approvals of any federal, state, local, foreign or other governmental or administrative (including self-regulatory) body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving body including, without limitation, those governing the regulation and protection of the environment (each, a "GOVERNMENTAL AUTHORITY") (or any Person acting on behalf of a Governmental Authority) now or hereafter held by such Pledgor pertaining to operations now or hereafter conducted by such Pledgor or any Pledged Collateral now or hereafter held by such Pledgor; PROVIDED, HOWEVER, that Intangibles shall not include any of the foregoing to the extent that such Pledgor is expressly prohibited from granting a Lien thereon or applicable Law provides for the involuntary forfeiture thereof in the event that a Lien is granted thereon without the consent of the appropriate Person or Governmental Authority (as hereinafter defined); (vi) all rights to refund or indemnification to the extent the foregoing relate to any Pledged Collateral and income tax refunds to the extent relating to any Pledged Collateral, claims for tax or other refunds against any city, county or state or federal government, or any agency or authority or other subdivision thereof relating to any Pledged Collateral, but excluding any of the foregoing included in the definition of Intellectual Property Collateral (as hereinafter defined) (collectively, the "INTANGIBLES");

                  (f) all insurance policies held by such Pledgor or naming such Pledgor as insured, additional insured or loss payee (including, without limitation, casualty insurance, liability insurance, property insurance and business interruption insurance), all such insurance policies entered into after the date hereof other than insurance policies (or certificates of insurance evidencing such insurance policies) relating to health and welfare insurance and life insurance policies in which such Pledgor is not named as beneficiary (I.E., insurance policies that are not "Key Man" insurance policies) and all rights, claims and recoveries relating thereto (including all dividends, returned premiums and other rights to receive money in respect of any of the foregoing) (collectively, the "INSURANCE POLICIES");

                  (g) such Pledgor's right to receive the surplus funds, if any, which are payable to such Pledgor following the termination of any employee pension plan and the satisfaction of all liabilities of participants and beneficiaries under such plan in accordance with applicable law (collectively, the "PENSION PLAN REVERSIONS");

                  (h) the issued and outstanding shares of capital stock or other equity interest of each Person described in SCHEDULE I-A annexed hereto and each other corporation or other entity hereafter acquired or formed by such Pledgor [(which are and shall remain at all times until this Agreement terminates, certificated shares)], including the certificates representing the Pledged Shares and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Shares and all Additional Shares (as hereinafter defined) (collectively, the "PLEDGED SHARES"); PROVIDED, HOWEVER, that such Pledgor shall not be required to pledge shares possessing more than 65% of the voting power of all classes of capital stock entitled to vote of any Subsidiary which is a controlled foreign corporation (as defined in SECTION 957(A) of the Internal Revenue Code of 1986, as amended from time to time (the "TAX CODE")) and, in any event, shall not be required to pledge the shares of stock of any Subsidiary otherwise required to be pledged pursuant to this SUBSECTION 1(H) to the extent that such pledge would constitute an investment of earnings in United States property under SECTION 956 (or a successor provision) of the Tax Code, which investment would trigger an increase in the gross income of a United States shareholder of such Pledgor pursuant to SECTION 951 (or a successor provision) of the Tax Code; PROVIDED, FURTHER, that if following a change in the relevant sections of the Tax Code or the regulations,

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                                      -5-


         rules, rulings, notices or other official pronouncements issued or promulgated thereunder which would permit a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of any Foreign Subsidiary entitled to vote without causing the undistributed earnings of such Foreign Subsidiary as determined for United States Federal income taxes to be treated as a deemed dividend to the Pledgors for United States Federal income tax purposes, then the 65% limitation set forth above shall no longer be applicable and the Pledgors shall duly pledge and deliver to Administrative Agent such maximum additional percentage of the capital stock not theretofore required to be pledged hereunder as will not cause such a deemed dividend to have been made;

                  (i) subject to the provisos set forth in clause (h) above, all additional shares of capital stock of whatever class of any issuer of the Pledged Shares from time to time acquired by such Pledgor in any manner (which are and shall remain at all times until this Agreement terminates, certificated shares), including the certificates representing such additional shares and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares (collectively, the "ADDITIONAL SHARES");

                  (j) all membership interests and/or partnership interests, as applicable, of each Person described in SCHEDULE I-B annexed hereto and, to the extent such partnership or limited liability company is not a Qualified Joint Venture under Section 9.09(A)(k) of the Credit Agreement, each other limited liability company or partnership hereafter acquired or formed by such Pledgor, together with all rights, privileges, authority and powers of such Pledgor in and to each such Person or under the membership or partnership agreement of each such Person (the "OPERATIVE AGREEMENTS"), and the certificates, instruments and agreements, if any, representing such membership or partnership interests (collectively, the "INITIAL PLEDGED INTERESTS");

                  (k) all options, warrants, rights, agreements, additional membership or partnership interests or other interests relating to each such Person described in clause (j) above or any interest in any such Person, including, without limitation, any right relating to the equity or membership or partnership interests in any such Person or under the Operative Agreement of any such Person, from time to time acquired by such Pledgor in any manner and the certificates, instruments and agreements, if any, representing such additional interests (collectively, the "ADDITIONAL INTERESTS"; together with the Initial Pledged Interests, the "PLEDGED INTERESTS"; the Pledged Interests, together with the Pledged Shares, the Additional Shares and the items or types of Pledged Collateral described in SUBSECTION 1(N) of this Agreement, collectively, the "PLEDGED SECURITIES");

                  (l) all intercompany debt described in SCHEDULE II annexed hereto (and all other intercompany debt hereafter acquired by such Pledgor) and all certificates or instruments evidencing such intercompany debt and all proceeds thereof, all accessions thereto and substitutions therefor (collectively, the "INTERCOMPANY DEBT");

                  (m) all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Debt (collectively, "DISTRIBUTIONS");

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                                      -6-


                  (n) without affecting the obligations of such Pledgor under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger in which any Person listed in SCHEDULE I-A or SCHEDULE I-B annexed hereto is not the surviving entity, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company or partnership owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from such consolidation or merger;

                  (o) all patents issued or assigned to and all patent applications and registrations made by such Pledgor, including, without limitation, the patents, patent applications, registrations and recordings listed in SCHEDULE III annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof,
         (iv) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world, and (vi) rights to sue for past, present and future infringements thereof (collectively, the "PATENTS");

                  (p) all trademarks (including service marks), logos, federal and state trademark registrations, common law trademarks and trade names owned by or assigned to such Pledgor and all registrations for the foregoing, including, without limitation, the registrations listed in SCHEDULE IV annexed hereto, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof (collectively, the "Trademarks"), it being expressly understood that "Trademarks" shall not include any federal trademark applications; PROVIDED, that in the event of the termination or elimination of the provision of applicable law prohibiting a Lien on trademark applications, all federal trademark applications of such Pledgor shall constitute "Trademarks" hereunder without any further act or delivery of any Person

                  (q) all copyrights (whether statutory or common law) owned by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor's use of any copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof (collectively, the "COPYRIGHTS");

                  (r) all license and distribution agreements and covenants not to sue with any other party with respect to any Patent, Trademark, or Copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, along with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages and payments for past, present or future infringements or violations

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                                      -7-


         thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights (collectively, the "LICENSES");

                  (s) the entire goodwill connected with such Pledgor's business including, without limitation, (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property Collateral in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer lists, proprietary information, inventions, methods, procedures, formulae, descriptions, name plates, catalogs, confidential information, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor's business (collectively, the "GOODWILL");

                  (t) all accounts maintained with a financial institution (each such financial institution, a "Financial Intermediary") and all investment property (as defined in the UCC) of such Pledgor, including, without limitation, (i) all moneys, financial assets (as defined in the UCC), checks, drafts, securities and instruments deposited or required to be deposited in such accounts, (ii) all investments and all certificates and instruments, if any, from time to time representing or evidencing any other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing items listed under subclause (i), and (iii) each consent or other agreement from time to time entered into by such Pledgor with any financial institution at which any of the financial accounts is maintained and all rights of such Pledgor under each such consent or agreement;

                  (u) all "documents", as such term is defined in the UCC, including, without limitation, all receipts of such Pledgor covering, evidencing or representing Inventory or Equipment (collectively, the "DOCUMENTS");

                  (v) all "instruments", as such term is defined in the UCC, including, without limitation, all promissory notes, drafts, bills of exchange or acceptances (collectively, the "INSTRUMENTS"); and

                  (w) all "proceeds", as such term is defined in the UCC or under other relevant law, and in any event including, without limitation, any and all (i) proceeds of any insurance (except payments made to a Person which is not a party to this Agreement), indemnity, warranty, guaranty or claim payable to Administrative Agent or to such Pledgor from time to time with respect to any of the Pledged Collateral, (ii) payments (in any form whatsoever) made or due and payable to such Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any Governmental Authority (or any Person acting on behalf of a Governmental Authority), (iii) instruments representing obligations to pay amounts in respect of the Pledged Collateral, (iv) products of the Pledged Collateral and (v) other amounts from time to time paid or payable under or in connection with any of the Pledged Collateral (collectively, the "PROCEEDS").

                  Notwithstanding the foregoing, to the extent that the provision of any agreement binding on any Pledgor that governs any intangible personal property referred to in any of clauses (a) through (w) above expressly prohibits the pledge, assignment or transfer thereof, or the grant of a security interest therein, such Pledgor's right, title and interest in such property shall be excluded from the foregoing pledge, assignment, transfer and grant for so long as such prohibition continues, it being understood that upon request of Administrative Agent after the occurrence and during the continuance of an Event of Default, such Pledgor will in good faith use reasonable efforts to obtain consent for the pledge, assignment, transfer and creation of a security interest in favor of Administrative Agent in such Pledgor's right, title and interest in such property. Pursuant to a Sharing and General Allocation Agreement dated as of November 1, 1998 among Quest Diagnostics Venture LLC, a Pennsylvania limited liability company (the "UPMC LLC") and a Qualified Joint Venture, Quest Diagnostics of Pennsylvania, Inc., a Delaware corporation ("Quest Pennsylvania") and UPMC Health System Diversified Services, Inc. (such agreement, as amended from time to time to the extent any such amendment is not materially adverse to the interest of Administrative Agent therein being the "Sharing Agreement"), Quest Pennsylvania may from time to time bill in its own name for certain services for which the revenues belong to UPMC LLC (such services being "UPMC Services"). Notwithstanding the foregoing, Administrative Agent agrees that accounts receivable (and proceeds therefrom) for UPMC LLC Services are excluded from the foregoing pledge, assignment, transfer and grant.

                  The Pledged Securities, the Intercompany Debt, the Distributions and the Proceeds relating thereto are collectively referred to as the "SECURITIES COLLATERAL". The Patents, Trademarks, Copyrights, Licenses, Goodwill and the Proceeds relating thereto are collectively referred to as the "INTELLECTUAL PROPERTY COLLATERAL". The property described in clause (t) above and the Proceeds relating thereto are collectively referred to as the "FINANCIAL ACCOUNT COLLATERAL". The Pledged Collateral other than the Securities Collateral, the Intellectual Property Collateral and the Financial Account Collateral is collectively referred to as the "GENERAL COLLATERAL".

                  Section 2. SECURED OBLIGATIONS. This Agreement secures, and the Pledged Collateral is collateral security for, the payment and performance in full when due, whether at stated maturity, by acceleration or otherwise (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under SECTION 362(A) of the Bankruptcy Code, 11 U.S.C. SS. 362(a)), of (i) with respect to the Borrower, all Obligations oF Borrower now existing or hereafter arising under or in respect of the Credit Agreement and all Swap Obligations of Borrower now existing or hereafter arising under or in respect of any Secured Swap Contract (including, without limitation, the obligations of Borrower to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the Obligations contained in the Credit Agreement and the obligations contained in any Secured Swap Contract), (ii) with respect to each Guarantor, all Obligations of such Guarantor now existing or hereafter arising under or in respect of the Credit Agreement (including, without limitation, the obligations of such Guarantor to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the Obligations contained in the Credit Agreement) and (iii) without duplication of the amounts described in clauses (i) and (ii), all Obligations of the Pledgors now existing or hereafter arising under or in respect of this Agreement or any other Security Document, including, without limitation, all charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the Obligations contained in this Agreement or in any other Security Document, in each case whether in the regular course of business or otherwise (the obligations described in clauses (i), (ii) and (iii) of this SECTION 2, collectively, the "SECURED OBLIGATIONS").

                  Section 3. NO RELEASE. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor's part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any Person under or in respect of any of the Pledged Collateral or shall impose any obligation on Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor's part to be so performed or observed or shall impose any liability on Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor referred to in this Section 3 shall survive the termination of this Agreement and the discharge of such Pledgor's other obligations under this Agreement, any Swap Contract and the other Credit Documents.

                  Section 4. PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL.

                  (a) DELIVERY OF CERTIFICATED SECURITIES COLLATERAL. All certificates, agreements or instruments representing or evidencing the Securities Collateral, to the extent not previously delivered to Administrative Agent, shall immediately upon receipt thereof by any Pledgor be delivered to Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Administrative Agent. Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default and without notice to any Pledgor, to endorse, assign or otherwise transfer to or to register in the name of Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Pledged Securities for certificates of smaller or larger denominations.

                  (b) PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL. If any issuer of Pledged Securities is organized in a jurisdiction which does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable Law, record such pledge on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of EXHIBIT 1 annexed hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give Administrative Agent the right to transfer such Pledged Securities under the terms hereof and provide to Administrative Agent upon written request an opinion of counsel, in form and substance satisfactory to Administrative Agent, confirming such pledge.

                  (c) FINANCING STATEMENTS AND OTHER FILINGS. The only filings, registrations and recordings necessary to create, preserve, protect and perfect the security interest granted by each Pledgor to Administrative Agent pursuant to this Agreement in respect of the Pledged Collateral are listed in ANNEX A annexed hereto. All such filings, registrations and recordings will be filed, registered and recorded contemporaneously with the initial funding under the Credit Agreement. Each Pledgor agrees that at any time and from time to time, it will execute and, at the sole cost and expense of the Pledgors file and refile, or permit Administrative Agent to file and refile, such financing statements, continuation statements and other documents (including, without limitation, this Agreement), in form acceptable reasonably to Administrative Agent, in such offices (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) as Administrative Agent may deem necessary or appropriate, wherever required by law in order to perfect, continue and maintain a valid, enforceable security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to Administrative Agent hereunder, as against third parties, with respect to any Pledged Collateral. Each Pledgor authorizes Administrative Agent to file any such financing or continuation statement or other document without the signature of such Pledgor where permitted by law.

                  (d) MOTOR VEHICLES. At any time after the occurrence and during the continuance of an Event of Default, each Pledgor shall, upon the request of Administrative Agent, deliver to Administrative

         Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership owned by it) with Administrative Agent listed therein as lienholder.

                  (e) SUPPLEMENTS; FURTHER ASSURANCES. Each Pledgor agrees to do such further acts and things, and to execute and deliver to Administrative Agent such additional assignments, agreements, supplements, powers and instruments, as Administrative Agent may deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to Administrative Agent hereunder, to carry into effect the purposes of this Agreement or better to assure and confirm to Administrative Agent or permit Administrative Agent to exercise and enforce its respective rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to Administrative Agent from time to time upon the reasonable request of Administrative Agent such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. Administrative Agent may institute and maintain upon prior notice to Borrower and such Pledgor, in its own name or in the name of any Pledgor, such suits and proceedings as Administrative Agent may be advised in writing by counsel shall be necessary or expedient to prevent any material impairment of the security interest in or perfection of the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

                  (f) USE AND PLEDGE OF PLEDGED COLLATERAL. Unless an Event of Default shall have occurred and be continuing, Administrative Agent shall from time to time execute and deliver, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, any and all proxies, instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use, enjoy and protect the Pledged Collateral, except as may be prohibited by the terms of this Agreement or the Credit Agreement. The Pledgors and Administrative Agent acknowledge that this Agreement is intended to grant to Administrative Agent for the benefit of the Secured Parties a security interest in and Lien upon the Pledged Collateral and shall not constitute or create a present assignment of any of the Pledged Collateral.

                  Section 5. REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Pledgor represents, warrants and covenants as follows:

                  (a) PERFECTION ACTIONS; PRIOR LIENS. Upon the completion of the deliveries, filings and other actions contemplated in SUBSECTIONS 4(A) through 4(C) hereof and SUBSECTIONS 9(A) and 9(B) hereof, the security interest granted to Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and to the Pledged Collateral will constitute a perfected security interest therein, superior and prior to the rights of all other Persons therein other than with respect to (i) the Liens identified on ANNEX B relating to the items of Pledged Collateral identified on such annex, (ii) with respect to General Collateral acquired after the date hereof, Liens of the type described in clauses (c), (d), (g) and (m) of the definition of Permitted Liens and clauses (h) - (j) of the definition of Permitted Customary Liens and (iii) Subordinate Liens (as hereinafter defined) created or authorized under any Law of any applicable Governmental Authority if and to the extent that the Law creating or authorizing such Lien provides that such Lien is superior to the Lien and security interest created and evidenced hereby (the Liens described in clause (iii), the "Governmental Prior Liens", and the Liens described in CLAUSES (I),
         (II) and (III), "PRIOR LIENS").

                  (b) NO LIENS. Such Pledgor is as of the date hereof, and, as to Pledged Collateral acquired by it from time to time after the date hereof, such Pledgor will be, the sole direct and beneficial owner of its interest in all Pledged Collateral pledged by it hereunder free from any Lien or other right, title or interest of any Person other than (i) Prior Liens, (ii) the Lien and security interest created by this Agreement and (iii) Subordinate Liens. Pledgor shall defend the Pledged Collateral pledged by it hereunder against all claims and demands of all Persons at any time claiming any interest therein adverse to Administrative Agent or any other Secured Party. There is no agreement, and no Pledgor shall enter into any agreement or take any other action, that would result in the imposition of any other Lien, restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgors' obligations or the rights of Administrative Agent hereunder.

                  "SUBORDINATE LIENS" shall mean (A) with respect to the General Collateral, Liens of the type described in clauses (b), (c), (d), (f),
         (g) and (h) of the definition of Permitted Liens and Liens of the type described in SUBSECTION 5[(D)] of this Agreement (PROVIDED, HOWEVER, that such Pledgor shall comply with the provisions of SUBSECTION 5(O) of this Agreement) and (B) with respect to all other Pledged Collateral, Liens of the type described in SUBSECTION 5(O) of this Agreement (PROVIDED, HOWEVER, that such Pledgor shall comply with the provisions of SUBSECTION 5(O) of this Agreement).

                  (c) OTHER FINANCING STATEMENTS. There is no (nor will there be any) valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than those relating to (i) Prior Liens, (ii) this Agreement and (iii) Subordinate Liens, and so long as any of the Secured Obligations remain unpaid or the Commitments of the Lenders to make any Loan or to issue any Letter of Credit shall not have expired or been sooner terminated, no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Pledged Collateral, except, in each case, financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor pursuant to this Agreement and financing statements relating to Prior Liens or Subordinate Liens that in each such case do not constitute Governmental Prior Liens.

                  (d) CHIEF EXECUTIVE OFFICE; CHANGE OF NAME. The chief executive office of such Pledgor is located at the address indicated next to its name in ANNEX C annexed hereto. Such Pledgor shall not move its chief executive office, except to such new location as such Pledgor may establish in accordance with the last sentence of this SUBSECTION 5(D). Such Pledgor shall not establish a new location for its chief executive office nor shall it change its name until (i) it shall have given Administrative Agent not less than thirty (30) days' prior written notice of its intention so to do, clearly describing such new location or name and (ii) with respect to such new location or name, such Pledgor shall have taken all action reasonably satisfactory to Administrative Agent to maintain the perfection and priority of the security interest of Administrative Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby, including, without limitation, obtaining waivers of landlord's or warehouseman's liens with respect to such new location.

                  (e) LOCATION OF EQUIPMENT. The principal laboratories where Equipment held on the date hereof by such Pledgor is located are at the addresses indicated next to its name in ANNEX C annexed hereto. The principal laboratories where Equipment now held or subsequently acquired shall be kept are located at one or more of the locations listed in ANNEX C annexed hereto, or such new location as such Pledgor may establish if with respect to such new location, such Pledgor shall have taken all action reasonably satisfactory to Administrative Agent to perfect the security interest of Administrative Agent for the benefit of the Secured Parties in the Pledged Collateral intended to be granted hereby to the extent such security interest is not already perfected.

                  (f) DUE AUTHORIZATION AND ISSUANCE. All of the Pledged Shares have been, and to the extent hereafter issued will be upon such issuance, duly authorized, validly issued and fully paid and nonassessable. All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor's status as a partner or a member of any issuer of the Initial Pledged Interests.

                  (g) NO VIOLATIONS, ETC. The pledge of the Pledged Securities pursuant to this Agreement does not violate REGULATION T, U OR X of the Federal Reserve Board.

                  (h) NO OPTIONS, WARRANTS, ETC. There are no options, warrants, calls, rights, commitments or agreements of any character to which such Pledgor is a party or by which it is bound obligating such Pledgor to issue, deliver or sell or cause to be issued, delivered or sold, additional Pledged Securities or obligating such Pledgor to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts or other agreements or understandings to which such Pledgor is a party with respect to the transfer, voting or exercise of any other right of the equity interests of any issuer of the Pledged Securities.

                  (i) [Reserved].

                  (j) AUTHORIZATION, ENFORCEABILITY. Such Pledgor has the requisite organizational power, authority and legal right to pledge and grant a security interest in all the Pledged Collateral pledged by it pursuant to this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  (k) NO CONFLICTS, CONSENTS, ETC. Neither the execution and delivery of this Agreement by each Pledgor nor the consummation of the transactions herein contemplated nor the fulfillment of the terms hereof (i) violates any charter or by-laws or other organizational document of such Pledgor or any issuer of Pledged Securities, (ii) violates the terms of any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which such Pledgor is a party, or by which it may be bound or to which any of its properties or assets may be subject, which violation or conflict could reasonably be expected to have a Material Adverse Effect, (iii) conflicts with any law, order, rule or regulation applicable to any such Pledgor of any Governmental Authority having jurisdiction over such Pledgor or its property, or (iv) results in or requires the creation or imposition of any Lien (other than the Lien contemplated hereby) upon or with respect to any of the property now owned or hereafter acquired by such Pledgor. No material consent of any party (including, without limitation, equityholders or creditors of such Pledgor or any account debtor under a Receivable) and no material consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for (x) the pledge by such Pledgor of the Pledged Collateral pledged by it pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor, (y) the exercise by Administrative Agent of the rights provided for in this Agreement or (z) the exercise by Administrative Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement, other than, with respect to clauses (y) and (z) notifications and filings relating to permits and licenses issued by any Governmental Authority. In the event that Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of Administrative Agent, such Pledgor agrees to use its best efforts to assist and aid Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

                  (l) PLEDGED COLLATERAL. All information set forth herein, including the schedules and annexes attached hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules attached hereto constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

                  (m) INSURANCE. No Pledgor shall take any action that impairs the rights of Administrative Agent or any Secured Party in the Pledged Collateral. Each Pledgor shall at all times keep the Inventory and Equipment insured in accordance with the provisions of Section 9.04 of the Credit Agreement.

                  (n) INSURANCE PROCEEDS. Any proceeds of insurance received by any Pledgor shall constitute Net Available Proceeds and shall be applied by it as provided in SECTION 2.10(A)(I) of the Credit Agreement. In the event that any Pledgor is permitted to and elects to apply such proceeds to the repair or replacement of any item of Pledged Collateral, such Pledgor shall upon its receipt of such proceeds from Administrative Agent promptly commence and diligently continue to perform such repair or promptly effect such replacement. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall have the option to apply any proceeds of insurance received by any Pledgor in respect of the Pledged Collateral toward the payment of the Secured Obligations in accordance with
         SECTION 13 hereof or to continue to hold such proceeds as additional collateral to secure the performance by the Pledgors of the Secured Obligations.

                  (o) PAYMENT OF TAXES; COMPLIANCE WITH LAWS; CLAIMS. Each Pledgor shall pay prior to the date on which any penalties would attach thereto all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials, warehousing and supplies) against, the Pledged Collateral. Each Pledgor shall comply with all Laws applicable to the Pledged Collateral the failure to comply with which would have a material adverse effect on the value of the Pledged Collateral or an adverse effect on the Lien on such Pledged Collateral granted to Administrative Agent hereunder. Notwithstanding the foregoing, each Pledgor may at its own expense contest the amount or applicability of any of the obligations described in the preceding sentences of this SUBSECTION 5(O) by appropriate legal or administrative proceedings, prosecution of which operates to prevent the collection thereof and the sale or forfeiture of the Pledged Collateral or any part thereof to satisfy the same; PROVIDED, HOWEVER, that in connection with such contest, such Pledgor shall have made provision for the payment of such contested amount on such Pledgor's books if and to the extent required by generally accepted accounting principles. Notwithstanding the foregoing provisions of this SUBSECTION 5(O), (x) no contest of any such obligation may be pursued by such Pledgor if such contest would expose Administrative Agent or any other Secured Party to (A) any possible criminal liability or (B) unless such Pledgor shall have furnished a bond or, other security therefor satisfactory to Administrative Agent, any other affected Secured Party, any additional civil liability for failure to comply with such obligation and (y) if at any time payment of any obligation imposed upon such Pledgor by this SUBSECTION 5(O) shall become necessary to prevent the imposition of remedies because of non-payment, such Pledgor shall pay the same in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.

                  (p) ACCESS TO BOOKS AND RECORDS. Upon reasonable request to such Pledgor, Administrative Agent shall have full and free access during normal business hours to all of the books, correspondence and records of such Pledgor relating to the Pledged Collateral, and Administrative Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof.

                  Section 6. SPECIAL PROVISIONS CONCERNING GENERAL COLLATERAL.

                  (a) SPECIAL REPRESENTATIONS AND WARRANTIES. [Reserved].

                  (b) MAINTENANCE OF RECORDS. Each Pledgor shall keep and maintain at its own cost and expense appropriate records of each Receivable, in a manner consistent with its past business practice. Each Pledgor shall, at such Pledgor's sole cost and expense, upon Administrative Agent's written demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all documents evidencing Receivables and any books and records relating thereto in its possession to Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default and following the exercise by the Lenders of their remedies in accordance with Section 10 of the Credit Agreement, Administrative Agent may transfer a full and complete copy of any Pledgor's books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Receivables or Administrative Agent's security interest therein without the consent of any Pledgor.

                  (c) [Reserved].

                  (d) MODIFICATION OF TERMS, ETC. No Pledgor shall rescind or cancel any indebtedness evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with industry practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with industry practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto except in the ordinary course of business consistent with prudent business practice or sell any Receivable or interest therein without the prior written consent of Administrative Agent and otherwise as permitted under the Credit Agreement.

                  (e) COLLECTION. Each Pledgor shall use reasonable commercial efforts to cause to be collected from the account debtor of each of the Receivables any and all amounts owing under or on account of such Receivable after taking into account disallowances, discounts and other sales adjustments in accordance with such Pledgor's ordinary course of business consistent with its collection practices as in effect from time to time.

                  (f) [Reserved].

                  (g) CASH COLLATERAL. Upon the occurrence and during the continuance of any Event of Default, if Administrative Agent so directs, each Pledgor shall cause all payments on account of the Receivables to be held by Administrative Agent as cash collateral in accordance with the provisions of SUBSECTIONS 9(E) and 9(F) hereof. Without notice to or assent by any Pledgor, Administrative Agent may apply any or all amounts then or thereafter held as cash collateral in the manner provided in SUBSECTIONS 9(E) and 9(F).

                  (h) WAREHOUSE RECEIPTS NON-NEGOTIABLE. If any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Inventory, the applicable Pledgor shall not permit such warehouse receipt or receipt in the nature thereof to be "negotiable" (as such term is used in SECTION 7-104 of the UCC or under other relevant law).

                  (i) CONSENTS TO ASSIGNMENT OF CONTRACTS. After the occurrence and during the continuance of an Event of Default, to the extent that any contract or other agreement of any Pledgor would constitute a Contract hereunder but for the exclusions contained in the provisos in the definition of "Contracts" hereunder, such Pledgor shall use its best efforts to cause the counterparty thereto to deliver the consent contemplated in the provisos of such definition within 30 days after the date hereof. For purposes of this SUBSECTION 6(J), "best efforts" shall not require such Obligor to pay or cause to be paid any renumeration to any such counterparty in order to obtain such consent to the extent that it would be commercially unreasonable to do so.

                  (j) FAIR LABOR STANDARDS ACT. Any goods now or hereafter produced by each Pledgor included in the Pledged Collateral have been and will be produced in substantial compliance with the requirements of the Fair Labor Standards Act of 1938, as amended.

                  Section 7. SPECIAL PROVISIONS CONCERNING SECURITIES
COLLATERAL.

                  (a) PLEDGE OF ADDITIONAL SECURITIES. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Debt of any Person, accept the same in trust for the benefit of Administrative Agent and promptly (and in any event within five Business Days) deliver to Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of EXHIBIT 3 annexed hereto (each, a "PLEDGE AMENDMENT"), and the certificates and other documents required under SUBSECTIONS 4(A) and 4(B) in respect of the additional Pledged Securities or Intercompany Debt which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional property. Each Pledgor hereby authorizes Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Debt listed on any Pledge Amendment delivered to Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

                  (b) VOTING RIGHTS; DISTRIBUTIONS; ETC.

                           (i) So long as no Event of Default shall have
                  occurred and be continuing and Administrative Agent shall not have notified the Pledgors otherwise:

                                    (A) Each Pledgor shall be entitled to
                           exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes of this Agreement or any other Credit Document; PROVIDED, HOWEVER, that no Pledgor shall in any event exercise such rights in any manner which may have a material adverse effect on the value of the Pledged Collateral taken as a whole or an adverse effect on the security intended to be provided by this Agreement.

                                    (B) Each Pledgor shall be entitled to
                           receive and retain, and to utilize free and clear of the Lien of this Agreement, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; PROVIDED, HOWEVER, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of Administrative Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

                                    (C) Administrative Agent shall be deemed
                           without further action or formality to have granted to each Pledgor all necessary proxies and consents relating to voting rights and shall, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies and instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise hereunder and under the other Credit Documents and to receive the Distributions which it is authorized to receive and retain pursuant to SUBSECTION 7(B)(I)(B) hereof.

                           (ii) Upon the occurrence and during the continuance
                  of any Event of Default and upon notice by Administrative Agent to the Pledgors of the suspension of the rights of the Pledgors under Section 7(b)(i) above :

                                    (A) All rights of each Pledgor to exercise
                           the voting and other consensual rights it would otherwise be entitled to exercise pursuant to SUBSECTION 7(B)(I)(A) hereof shall cease upon notice by Administrative Agent to such Pledgor, and all such rights shall thereupon become vested in Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

                                    (B) All rights of each Pledgor to receive
                           Distributions which it would otherwise be entitled to receive and retain pursuant to SUBSECTION 7(B)(I)(B) hereof shall cease and all such rights shall thereupon become vested in Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

                           (iii) Each Pledgor shall, at its sole cost and
                  expense, from time to time execute and deliver to Administrative Agent appropriate instruments as Administrative Agent may reasonably request in order to permit Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to SUBSECTION 7(B)(II)(A) hereof and to receive all Distributions which it may be entitled to receive under SUBSECTION 7(B)(II)(B) hereof.

                           (iv) All Distributions which are received by any
                  Pledgor contrary to the provisions of SUBSECTION 7(B)(II)(B) hereof shall be received in trust for the benefit of Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

                  (c) NO NEW SECURITIES. Each Pledgor shall cause each issuer of the Pledged Securities not to issue any stock or other securities or equity interests in addition to or in substitution for the Pledged Securities issued by such issuer, except to such Pledgor.

                  (d) OPERATIVE AGREEMENTS. Each Pledgor has delivered to Administrative Agent true, correct and complete copies of the Operative Agreements. The Operative Agreements are in full force and effect, have not as of the date hereof been amended or modified, and there is no existing default by any party thereunder or any event which, with the giving of notice of passage of time or both, would constitute a default by any party thereunder. Each Pledgor shall deliver to Administrative Agent a copy of any notice of default given or received by it under any Operative Agreement within ten (10) days after such Pledgor gives or receives such notice. No Pledgor will terminate or agree to terminate any Operative Agreement or make any amendment or modification to any Operative Agreement which may have an adverse effect on the value of the Pledged Interests or the security intended to be provided by this Agreement.

                  Section 8. SPECIAL PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL.

                  (a) GRANT OF LICENSE. For the purpose of enabling Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under SECTION 12 hereof at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

                  (b) REGISTRATIONS. Except pursuant to licenses and other user agreements entered into by any Pledgor in the ordinary course of business and licenses between Pledgors, on and as of the date hereof
         (i) each Pledgor owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Patent or Trademark listed in SCHEDULES III and IV, respectively, and (ii) all registrations listed in SCHEDULES III and IV are valid and in full force and effect.

                  (c) NO VIOLATIONS OR PROCEEDINGS. To each Pledgor's knowledge, on and as of the date hereof, except as would not result in a Material Adverse Effect, (i) there is no violation by others of any right of such Pledgor with respect to any Patent or Trademark listed in SCHEDULES III and IV annexed hereto, respectively, pledged by it under the name of such Pledgor, except as set forth in such Schedules, (ii) such Pledgor is not infringing upon any Patent or Trademark of any other Person and (iii) no proceedings have been instituted or are pending against such Pledgor or, to such Pledgor's knowledge, threatened, and no claim against such Pledgor has been received by such Pledgor, alleging any such violation, except as may be set forth in SCHEDULE III or IV.

                  (d) [Reserved].

                  (e) [Reserved].

                  (f) MODIFICATIONS. Each Pledgor authorizes Administrative Agent to modify this Agreement by amending SCHEDULES III and IV hereto to include any future Intellectual Property Collateral of such Pledgor.

                  (g) APPLICATIONS. Each Pledgor shall file and prosecute diligently all applications for the Patents, the Trademarks or the Copyrights now or hereafter pending that would be necessary to the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement to which any such applications pertain, and shall do all acts necessary to preserve and maintain all rights in the Intellectual Property Collateral necessary to the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement. Any and all costs and expenses incurred in connection with any such actions shall be borne by the Pledgors. No Pledgor shall abandon any right to file a Patent, Trademark or Copyright application, or any pending Patent, Trademark or Copyright application or any Patent, Trademark or Copyright necessary for the operation of such Pledgor's business as presently conducted and as contemplated by the Credit Agreement without the consent of Administrative Agent.

                  (h) LITIGATION.

                           (i) Unless there shall occur and be continuing any
                  Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions for infringement, counterfeiting, unfair competition, dilution or other damage as are in its reasonable business judgment necessary to protect the Intellectual Property Collateral. Each Pledgor shall promptly notify Administrative Agent in writing as to the commencement and prosecution of any such actions, or threat thereof relating to the Intellectual Property Collateral, and shall provide to Administrative Agent such information with respect thereto as may be reasonably requested by Administrative Agent.

                           (ii) Upon the occurrence and during the continuance
                  of any Event of Default, Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the written request of Administrative Agent, do any and all lawful acts and execute any and all documents requested by Administrative Agent in aid of such enforcement. In the event that Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the request of Administrative Agent, to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, counterfeiting or other diminution in value of any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any person so infringing necessary to prevent such infringement unless such Pledgor has determined that such Intellectual Property Collateral that is the subject of any pending or contemplated infringement or enforcement action or proceeding does not contain or represent any value or utility (other than of an immaterial nature), consistent with prudent business practice.

                  Section 9. SPECIAL PROVISIONS CONCERNING FINANCIAL ACCOUNTS. Each Pledgor shall comply with the covenants and make the representations and warranties contained in clauses (a) through (d) below after the occurrence and during the continuance of an Event of Default. Each Pledgor shall comply with the covenants and make the representations and warranties contained in clauses
(e) through (h) below from and after the date hereof.

                  (a) FINANCIAL ACCOUNTS. Each Pledgor shall notify each Financial Intermediary that any Financial Account Collateral maintained with such Financial Intermediary by such Pledgor is under the exclusive dominion and control of Administrative Agent and that all moneys, financial assets, checks, drafts, securities, instruments and other property deposited with such Financial Intermediary are to be held by such Financial Intermediary for the benefit of Administrative Agent. Each Pledgor shall, within one Business Day of actual receipt thereof, deposit any payment received by it into a financial account that is subject to a financial account consent agreement substantially in the form of EXHIBIT 2 annexed hereto (each such agreement, a "FINANCIAL ACCOUNT CONSENT AGREEMENT" and each financial account subject to a Financial Account Consent Agreement, an "APPROVED FINANCIAL ACCOUNT") or into the Concentration Account referred to in SUBSECTION (B) below. In addition, all Persons that owe money to any Pledgor in excess of $100,000 in the aggregate shall be directed to remit their payments to an Approved Financial account. If any Pledgor is unable to obtain a Financial Account Consent Agreement from any Financial Intermediary, then such Pledgor shall terminate all financial accounts maintained with such Financial Intermediary and transfer all moneys, financial assets, checks, drafts, securities, instruments and other property deposited therein to another Approved Financial Account. Each Pledgor hereby represents and warrants as of the date that it is required to comply with the covenants in this Section 9 that it does not maintain, and will not after such date maintain, any other financial account with any Financial Intermediary or any other banking or financial institution other than the accounts provided to Adminstrative Agent as of such date; PROVIDED, HOWEVER, that any Pledgor may establish and maintain additional financial accounts with any Financial Intermediary or any new banking or financial institution if (i) in the case of an existing Financial Intermediary, such Pledgor, such Financial Intermediary and Administrative Agent shall have entered into an amendment to the relevant Financial Account Consent Agreement to include such new Financial Account under such amendment to be in form and substance satisfactory to Administrative Agent, and (ii) in the case of a new banking or financial institution, (A) the applicable Pledgor shall have given Administrative Agent 30 days' prior written notice of its intention to establish a new financial account with a new banking or financial institution, (B) such new banking or financial institution shall be reasonably acceptable to Administrative Agent and
         (C) such new banking or financial institution shall enter into a Financial Account Consent Agreement. Upon compliance with the provisions of CLAUSE (II) of the immediately preceding sentence, such new banking or financial institution shall constitute a "FINANCIAL Intermediary" hereunder.

                  (b) CONCENTRATION ACCOUNT. The Pledgors will establish a concentration account or sub-account (the "CONCENTRATION ACCOUNT") with Administrative Agent into which all Financial Account Collateral of the Pledgors in excess of $1.0 million in the aggregate shall be deposited by 12:00 p.m.

         New York time on each Business Day, subject to the provisions of SUBSECTION 9(C). Each Pledgor hereby agrees that the Concentration Account is under the exclusive dominion and control of Administrative Agent and all moneys, instruments, securities and other property received in the Concentration Account are to be held for the benefit of Administrative Agent on behalf of the Secured Parties. Each Pledgor hereby transfers to Administrative Agent the exclusive dominion and control over the Concentration Account. Notwithstanding the foregoing, Administrative Agent shall be permitted to designate a Lender that has executed and delivered a Financial Account Consent Agreement and has agreed to be a collateral sub-agent for Administrative Agent to be the banking or financial institution for the Concentration Account.

                  (c) DISPOSITIONS FROM CONCENTRATION ACCOUNT. Until an Event of Default shall have occurred and be continuing, each Pledgor is hereby authorized by Administrative Agent to direct on any Business Day the disposition of any and all moneys, financial assets, checks, drafts, securities, instruments and other property deposited in the Concentration Account into one or more Approved Financial Accounts for use by such Pledgor in a manner permitted by the Credit Agreement. Administrative Agent shall make such disposition by 2:00 p.m. New York time on each such date.

                  (d) REVOCATION OF WITHDRAWAL RIGHT. Upon the occurrence and during the continuance of any Event of Default, the authorization of the Pledgors under SUBSECTION 9(C) shall be revoked and all deposits maintained in the Concentration Account or with any Financial Intermediary, and any additional moneys, financial assets, checks, drafts, securities, instruments and other property subsequently maintained with any Financial Intermediary, shall be transferred to a collateral account or sub-account maintained by Administrative Agent (or a Lender that agrees to be a collateral sub-agent for Administrative Agent) in its name as Administrative Agent for the Secured Parties (the "COLLATERAL Account"). All such deposits in any such Collateral Account shall constitute "Pledged Collateral" for all purposes of this Agreement and shall be held by Administrative Agent as Pledged Collateral for the Secured Obligations or applied to the payment of the Secured Obligations in accordance with SECTION 13 of this Agreement. The costs and expenses (including attorney's fees) of collection, whether incurred by any Pledgor or Administrative Agent (or any sub-agent), shall be borne by the Pledgors.

                  (e) DEPOSITS TO COLLATERAL ACCOUNT. To the extent required by
         Section 2.10(a) of the Credit Agreement, each Pledgor shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Pledged Collateral or any Real Property that is subject to a Mortgage (including pursuant to any disposition thereof), (ii) the cash proceeds of any Casualty Event with respect to any Pledged Collateral or any Real Property that is subject to a Mortgage (including proceeds of casualty events and proceeds of insurance covering the Pledged Collateral or any Real Property that is subject to a Mortgage), (iii) any cash in respect of any Pledged Collateral which Administrative Agent is entitled to pursuant to SUBSECTION 6(G) or SUBSECTION 7(B) hereof and (iv) any additional amounts that such Pledgor desires to pledge to Administrative Agent for the benefit of the Secured Parties as additional collateral security hereunder or which such Pledgor is required to pledge as additional collateral security hereunder pursuant to the Credit Documents.

                  (f) APPLICATION OF AMOUNTS IN COLLATERAL ACCOUNT. The balance from time to time in the Collateral Account shall constitute part of the Pledged Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, Administrative Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the respective Pledgor, in periodic installments, if applicable, within two Business Days of (i) submission of reason-able evidence that such amount is to be applied as permitted by SECTION 2.10(A) of the Credit Agreement and (ii) with respect to any cash proceeds on deposit in the Collateral Account relating to any Real Property that is subject to a Mortgage, satisfaction of the conditions relating thereto set forth in such Mortgage. At any time following the occurrence and during the continuance of an Event of Default, however, Administrative Agent may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in SECTION 13 hereof subject, however, in the case of amounts deposited in the Letter of Credit Liabilities Sub-Account, to the provisions of SUBSECTION 9(H) hereof). The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein.

                  (g) INVESTMENT OF BALANCE IN COLLATERAL ACCOUNT. Amounts on deposit in the Collateral Account shall be invested from time to time in such Cash Equivalents as the respective Pledgor (or, after the occurrence and during the continuance of an Event of Default, Administrative Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of Administrative Agent (or any sub-agent); PROVIDED, HOWEVER, that at any time after the occurrence and during the continuance of an Event of Default, Administrative Agent, if instructed by the Lenders pursuant to the exercise of their remedies in accordance with Section 10 of the Credit Agreement, shall at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations in the manner specified in SECTION 13 hereof.

                  (h) COVER FOR LETTER OF CREDIT LIABILITIES. Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under the Credit Agreement pursuant to SECTION 2 thereof shall be held by Administrative Agent in a separate sub-account designated as the "Letter of Credit Liabilities Sub-Account" (the "LETTER OF CREDIT LIABILITY SUB-ACCOUNT") and, notwithstanding any other provision of this Agreement to the contrary, all amounts held in the Letter of Credit Liabilities Sub-Account shall constitute collateral security FIRST for the liabilities in respect of Letters of Credit outstanding from time to time and SECOND as collateral security for the other Secured Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

                  Section 10. TRANSFERS AND OTHER LIENS. No Pledgor shall (a) sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Credit Agreement, and (b) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral pledged by it hereunder other than (i) Prior Liens, (ii) the Lien and security interest granted to Administrative Agent under this Agreement and (iii) Subordinate Liens.

                  Section 11. REASONABLE CARE. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession or the possession of its agents if such Pledged Collateral is accorded treatment substantially equivalent to that which Administrative Agent accords its own property consisting of similar instruments or interests, it being understood that neither Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral. Administrative Agent shall also account for any monies actually received by it.

                  Section 12. REMEDIES UPON DEFAULT; OBTAINING THE PLEDGED COLLATERAL UPON EVENT OF DEFAULT.

                  (a) If any Event of Default shall have occurred and be continuing and the Lenders shall have exercised their remedies in accordance with Section 10 of the Credit Agreement, then and in every such case, Administrative Agent may:

                           (i) Personally, or by agents or attorneys,
                  immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor's premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

                           (ii) Demand, sue for, collect or receive any money or
                  property at any time payable or receivable in respect of the Pledged Collateral, including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Receivables and Contracts) constituting part of the Pledged Collateral to make any payment required by the terms of such instrument or agreement directly to Administrative Agent, and in connection with any of the foregoing, compromising, settling, extending the time for payment and making other modifications with respect thereto; PROVIDED, HOWEVER, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in a separate account and pay the same promptly to Administrative Agent;

                           (iii) Sell, assign, grant a license to use or
                  otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any or all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

                           (iv) Take possession of the Pledged Collateral or any
                  part thereof, by directing any Pledgor in writing to deliver the same to Administrative Agent at any place or places so designated by Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by Administrative Agent and there delivered to Administrative Agent, (B) store and keep any Pledged Collateral so delivered to Administrative Agent at such place or places pending further action by Administrative Agent; and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor's obligation to deliver the Pledged Collateral is of the essence of this Agreement;

                           (v) Withdraw all moneys, instruments, securities and
                  other property in any financial account of any Pledgor for application to the Secured Obligations as provided in SECTION 13 hereof;

                           (vi) Retain and apply the Distributions to the
                  Secured Obligations as provided in SECTION 13 hereof; and

                           (vii) Exercise any and all rights as beneficial and
                  legal owner of the Pledged Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral.

                  Upon application to a court of equity having jurisdiction, Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation.

                  (b) REMEDIES; DISPOSITION OF THE PLEDGED COLLATERAL.

                           (i) Upon the occurrence and during the continuance of
                  any Event of Default and the exercise by the Lenders of their remedies in accordance with Section 10 of the Credit Agreement, Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, and Administrative Agent may also in its sole discretion, without notice except as specified below, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of Administrative Agent's offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Administrative Agent may deem commercially reasonable. Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Pledged Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Administrative Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

                           (ii) Each Pledgor acknowledges and agrees that, to
                  the extent notice of sale shall be required by law, ten days' notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

                  (c) WAIVER OF NOTICE AND CLAIMS. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Administrative Agent's taking possession or Administrative Agent's disposition of any of the Pledged Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Administrative Agent's rights hereunder, and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this SECTION 12 in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all Persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

                  (d) CERTAIN SALES OF PLEDGED COLLATERAL. Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any foreign Governmental Authority, Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such foreign Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, Administrative Agent shall have no obligation to engage in public sales.

                  (e) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "SECURITIES ACT"), and applicable state securities laws, Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Administrative Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities
         Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

                  (f) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the request of Administrative Agent, for the benefit of Administrative Agent, cause any registration, qualification under or compliance with any federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral, including, without limitation, registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other government requirements. Each Pledgor shall cause Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as Administrative Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (g) If Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, the applicable Pledgor shall from time to time furnish to Administrative Agent all such information as Administrative Agent may request in order to determine the number of securities included in the Securities Collateral which may be sold by Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

                  Section 13. APPLICATION OF PROCEEDS. The proceeds received by Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Administrative Agent of its remedies as a secured creditor as provided in SECTION 12 hereof shall be applied, together with any other sums then held by Administrative Agent pursuant to this Agreement, promptly by Administrative Agent as follows:

                  FIRST, to the payment of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including, without limitation, of Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, together with interest on each such amount from the date that is one Business Day after the date that Administrative Agent notifies the Pledgors in writing of the incurrence of such amount until the date of payment at the highest rate then in effect under the Credit Agreement;

                  SECOND, to the payment of all other costs and expenses of such sale, collection or other realization, including, without limitation, of the Lenders and their agents and counsel and all costs, liabilities and advances made or incurred by the Lenders in connection therewith, together with interest on each such amount from the date that is one Business Day after the date that Administrative Agent notifies the Pledgors in writing of the incurrence of such amount until the date of payment at the highest rate then in effect under the Credit Agreement;

                  THIRD, without duplication of amounts applied pursuant to CLAUSES FIRST and SECOND above, to the payment in full in cash, PRO RATA, of (i) interest, principal and other amounts constituting Secured Obligations (other than Swap Obligations) in accordance with the terms of the Credit Agreement and (ii) the Swap Obligations in accordance with the terms of the Swap Contracts; and

                  FOURTH, the balance, if any, to the Person lawfully entitled thereto (including the Pledgors or their respective successors or assigns).

                  In the event that any such proceeds are insufficient to pay in full the items described in CLAUSES FIRST through THIRD of this SECTION 13, the Pledgors shall remain liable for any deficiency.

                  Section 14. EXPENSES. Each Pledgor will upon demand pay to Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and the reasonable fees and expenses of any experts and agents which Administrative Agent may incur in connection with (a) the collection of the Secured Obligations, (b) the enforcement and administration of this Agreement, (c) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (d) the exercise or enforcement of any of the rights of Administrative Agent or any Secured Party hereunder or (e) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts payable by any Pledgor under this SECTION 14 shall be due upon demand, with interest at the highest rate then in effect under the Credit Agreement from the date that is one Business Day after the date that Administrative Agent notifies the Pledgors in writing of the incurrence of such amount until the date of payment . Each Pledgor's obligations under this SECTION 14 shall survive the termination of this Agreement and the discharge of such Pledgor's other obligations hereunder.

                  Section 15. NO WAIVER; CUMULATIVE REMEDIES.

                  (a) No failure on the part of Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

                  (b) In the event that Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Administrative Agent, then and in every such case, the Pledgors, Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

                  Section 16. ADMINISTRATIVE AGENT. Administrative Agent has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of Administrative Agent hereunder are subject to the provisions of the Credit Agreement. Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral), in accordance with this Agreement and the Credit Agreement. Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agree-ment, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Administrative Agent.

                  Section 17. ADMINISTRATIVE AGENT MAY PERFORM; ADMINISTRATIVE AGENT APPOINTED Attorney-in-Fact. If any Pledgor shall fail to do any act or thing that it has covenanted to do hereunder or if any warranty on the part of any Pledgor contained herein shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose. Each Pledgor hereby appoints Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in Administrative Agent's discretion to take any action and to execute any instrument consistent with the terms of this Agreement and the other Credit Documents which Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

                  Section 18. [Reserved].

                  Section 19. MODIFICATION IN WRITING. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Administrative Agent. Any amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by any Pledgor from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other Credit Document, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

                  Section 20. TERMINATION; RELEASE. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated, this Agreement shall terminate and all rights in the Pledged Collateral shall revert to the Pledgors. Upon termination of this Agreement or any transfer or release of Pledged Collateral in accordance with the provisions of the Credit Agreement, Administrative Agent shall, at the sole cost and expense of the Pledgors, forthwith assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by Administrative Agent (except as to Administrative Agent's actions), such of the Pledged Collateral to be released (in the case of a release) as may be in possession of Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination of this Agreement or the release of such Pledged Collateral, as the case may be. A Pledgor shall be automatically released from it obligations on and as of such date that such Pledgor is no longer a Guarantor. Pledged Collateral comprising capital stock or other ownership interest in a subsidiary of a Pledgor shall be automatically released in the event that the capital stock or other ownership interest of such subsidiary of a Pledgor shall be sold or otherwise transferred to a Qualified Joint Venture in accordance with the terms of the Credit Agreement.

                  Section 21. NOTICES. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner set forth in the

Credit Agreement, as to any Pledgor, addressed to it at the address of Borrower set forth in the Credit Agreement and as to Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this SECTION 21; PROVIDED, HOWEVER, that notices to Administrative Agent shall not be effective until received by Administrative Agent.

                  Section 22. CONTINUING SECURITY INTEREST; ASSIGNMENT. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of Administrative Agent hereunder, to the benefit of Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject however, to the provisions of the Credit Agreement and any applicable Swap Contract. Each Affiliate of Borrower which from time to time after the initial date of this Agreement is required under the Credit Agreement to pledge any assets to Administrative Agent for the benefit of the Secured Parties may become a party hereto upon execution and delivery to Administrative Agent of a joinder agreement substantially in the form attached hereto as
EXHIBIT 4, and upon such execution and delivery shall be deemed to be a "GUARANTOR" and a "PLEDGOR" for all purposes hereunder.

                  Section 23. GOVERNING LAW; TERMS. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                  Section 24. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PLEDGOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS OF ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PLEDGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY ANY ASSIGNOR REFUSES TO ACCEPT SERVICE, SUCH ASSIGNOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  Section 25. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                  Section 26. EXECUTION IN COUNTERPARTS. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

                  Section 27. HEADINGS. The Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  Section 28. OBLIGATIONS ABSOLUTE. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

                  (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor or any other Obligor;

                  (b) any lack of validity or enforceability of the Credit Agreement, any Secured Swap Contract, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

                  (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Swap Contract, any Letter of Credit or any other Credit Document, or any other agreement or instrument relating thereto;

                  (d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

                  (e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect of this Agreement, any Secured Swap Contract or any other Credit Document except as specifically set forth in a waiver granted pursuant to the provisions of SECTION 19 hereof; or

                  (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

                  Section 29. ADMINISTRATIVE AGENT'S RIGHT TO SEVER
INDEBTEDNESS.

                  (a) Each Pledgor acknowledges that (i) the Pledged Collateral does not constitute the sole source of security for the payment and performance of the Secured Obligations and that the Secured Obligations may also be secured by other types of property of the Pledgors in other jurisdictions (all such property, collectively, the "COLLATERAL"), (ii) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (iii) each Pledgor intends that Administrative Agent have the same rights with respect to the Pledged Collateral, in any judicial proceeding relating to the exercise of any right or remedy hereunder or otherwise, that Administrative Agent would have had if each item of Collateral had been pledged or encumbered pursuant to a separate credit agreement and security instrument. In furtherance of such intent, each Pledgor agrees to the greatest extent permitted by law that Administrative Agent may at any time by notice (an "ALLOCATION NOTICE") to such Pledgor after the occurrence and during the continuance of an Event of Default allocate a portion of the Secured Obligations (the "ALLOCATED INDEBTEDNESS") to all or a specified portion of the Pledged Collateral and sever from the remaining Secured Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to any of the Pledged Collateral, the Secured Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate credit obligation of such Pledgor unrelated to the other transactions contemplated by the Credit Agreement, any Swap Contract, any other Credit Document or any document related to any thereof. To the extent that the proceeds of any judicial proceeding relating to the exercise of any right or remedy hereunder of the Pledged Collateral shall exceed the Allocated Indebtedness, such proceeds shall belong to such Pledgor and shall not be available hereunder to satisfy any Secured Obligations of such Pledgor other than the Allocated Indebtedness. In any action or proceeding to exercise any right or remedy under this Agreement which is commenced after the giving by Administrative Agent of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Secured Obligations hereby secured, and such Pledgor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this
         SECTION 29, the proceeds received by Administrative Agent pursuant to this Agreement shall be applied by Administrative Agent in accordance with the provisions of SECTION 13 hereof.

                  (b) Each Pledgor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Secured Obligations under any statute or rule of law now or hereafter in effect which provides that the exercise of any particular right or remedy as provided for herein (by judicial proceedings or otherwise) constitutes the exclusive means for satisfaction of the Secured Obligations or which makes unavailable any further judgment or any other right or remedy provided for herein because Administrative Agent elected to proceed with the exercise of such initial right or remedy or because of any failure by Administrative Agent to comply with laws that prescribe conditions to the entitlement to such subsequent judgment or the availability of such subsequent right or remedy. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that such subsequent judgment or action is not available to Administrative Agent, no Pledgor shall (i) introduce in any other jurisdiction any judgment so holding as a defense to enforcement against such Pledgor of any remedy in the Credit Agreement, any Swap Contract or any other Credit Document or (ii) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered and only with respect to the collateral referred to in such judgment.

                  (c) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this SECTION 29, including, without limitation, any amendment to this Agreement, any substitute promissory note or affidavit or certificate of any kind, Administrative Agent may execute and deliver such instrument as the attorney-in-fact of any Pledgor. Such power of attorney is coupled with an interest and is irrevocable.

                  (d) Notwithstanding anything set forth herein to the contrary, the provisions of this SECTION 29 shall be effective only to the maximum extent permitted by law.

                  Section 30. FUTURE ADVANCES. This Agreement shall secure the payment of any amounts advanced from time to time pursuant to the Credit Agreement.

                  IN WITNESS WHEREOF, the Pledgors and Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

                                QUEST DIAGNOSTICS INCORPORATED,
                                   as Borrower and Pledgor


                                By:
                                    ----------------------------------
                                    Name:
                                    Title:


                                GUARANTORS:

                                    SBCL, Inc. (DE)
                                    SmithKline Beecham Clinical Laboratories,
                                    Inc. (DE)
                                    Quest Diagnostics Incorporated (CA)
                                    Quest Holdings Incorporated (MD)
                                    Quest Diagnostics Incorporated (MD)
                                    Quest Holdings Incorporated (MI)
                                    Quest Diagnostics LLC (IL)
                                    Quest Diagnostics Incorporated (MI)
                                    Quest Diagnostics Incorporated (CT)
                                    Quest Diagnostics Incorporated (MA)
                                    Quest Diagnostics of Pennsylvania Inc. (DE)
                                    Quest Diagnostics Incorporated (OH)
                                    MetWest Inc. (DE)
                                    Nichols Institute Diagnostics (CA)
                                    DPD Holdings, Inc. (DE)
                                    Diagnostics Reference Services Inc. (MD)
                                    Laboratory Holding Incorporated (MA)
                                    Quest MRL Inc. (DE)

                                    Each as a Guarantor and Pledgor

                                    By: /s/ Kenneth W. Freeman
                                    Name: Kenneth W. Freeman
                                    Title: President

                                QUEST DIAGNOSTICS INVESTMENTS
                                  INCORPORATED

                                QUEST DIAGNOSTICS FINANCE
                                  INCORPORATED

                                Each as a Guarantor and Pledgor

                                By: /s/ Peter C. Fulweiler
                                Name: Peter C. Fulweiler
                                Title: President


                                PATHOLOGY BUILDING PARTNERSHIP, by Quest
                                    Diagnostics Incorporated (MD), as General
                                    Partner

                                As a Guarantor and Pledgor

                                By: /s/ Kenneth W. Freeman
                                    Name: Kenneth W. Freeman
                                    Title: President

                                BANK OF AMERICA, N.A.,
                                    as Administrative Agent


                                By:
                                    ----------------------------------
                                    Name:
                                    Title: